American Funds Tax-Exempt Fund of New York
July 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$4,093
Class B*	$-
Class C	$233
Class T*	$-
Class F-1	$57
Class F-2	$626
Class F-3	$160
Total	$5,169
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.2723
Class B	$0.2149
Class C	$0.1874
Class T	$0.0953
Class F-1	$0.2736
Class F-2	$0.2854
Class F-3	$0.1525
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	15,659
Class B	-
Class C	1,159
Class T	1
Class F-1	236
Class F-2	1,033
Class F-3	1,496
Total	19,584
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$10.80
Class B	-
Class C	$10.80
Class T	$10.80
Class F-1	$10.80
Class F-2	$10.80
Class F-3	$10.80
* Amount less than one thousand